Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No 333-173830) of Carpenter Technology Corporation of our report dated June 28, 2012 relating to the financial statements for the period ended December 31, 2011, of the Savings Plan of Amega West Services, LLC, which appears in this Annual Report on Form 11-K.

/s/ ParenteBeard LLC

Reading, Pennsylvania
June 28, 2012